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               LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS
                REGARDING THE TENDER OF ANY AND ALL OUTSTANDING
                SERIES A 12 3/4% SENIOR DISCOUNT NOTES DUE 2012
                                       OF
                           SALT HOLDINGS CORPORATION
             PURSUANT TO THE PROSPECTUS DATED               , 2003

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    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON             , 2003, UNLESS
EXTENDED (THE "EXPIRATION DATE").
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                                                                          , 2003

To Registered Holders and DTC Participants:

    Salt Holdings Corporation, a Delaware corporation ("Salt Holdings"), is offering to exchange, upon and subject to the terms and conditions set forth in
the prospectus, dated               , 2003, and the letter of transmittal,
$1,000 principal amount at maturity of its 12 3/4% Series B Senior Discount Notes due 2012, which have been registered under the Securities Act of 1933, as amended, for each $1,000 principal amount at maturity of its outstanding 12 3/4% Series A Senior Discount Notes due 2012, of which $123,500,000 aggregate principal amount at maturity is outstanding.

    In connection with the exchange offer, we are requesting that you contact your clients for whom you hold outstanding notes registered in your name or in the name of your nominee, or who hold outstanding notes registered in their own names. Salt Holdings will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the exchange offer. However, you will, upon request, be reimbursed for reasonable out-of-pocket expenses incurred in connection with soliciting acceptances of the exchange offer. Salt Holdings will pay or cause to be paid all transfer taxes applicable to the exchange of outstanding notes pursuant to the exchange offer, except as set forth in the prospectus and the letter of transmittal.

    For your information and for forwarding to your clients, we are enclosing the following documents:

    1.  The prospectus dated               , 2003;

    2. The letter of transmittal for your use in connection with the tender of the outstanding notes and for the information of your clients;

    3. The notice of guaranteed delivery to be used to accept the exchange offer if the outstanding notes and all other required documents cannot be delivered to the exchange agent prior to the Expiration Date; and

    4. A form of letter which may be sent to your clients for whose account you hold outstanding notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

    To participate in the exchange offer, a beneficial holder must either:

    - cause to be delivered to The Bank of New York (the "exchange agent"), at the address set forth in the letter of transmittal, definitive certificated notes representing outstanding notes in proper form for transfer together with a duly executed and properly completed letter of transmittal, with any required signature guarantees and any other required documents; or

    - cause a DTC Participant to tender such holder's outstanding notes to the Exchange Agent's account maintained at the Depository Trust Company
      ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a
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      computer-generated message that acknowledges and agrees to be bound by the terms of the letter of transmittal.

    By complying with DTC's ATOP procedures with respect to the exchange offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered outstanding notes all provisions of the letter of transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the letter of transmittal to the exchange agent.

    You will need to contact those of your clients for whose account you hold definitive certificated notes or book-entry interests representing outstanding notes and seek their instructions regarding the exchange offer.

    If holders of outstanding notes wish to tender, but it is impracticable for them to forward their certificates for outstanding notes prior to the expiration of the exchange offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the prospectus and the letter of transmittal.

    Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent for the outstanding notes, at its address and telephone number set forth on the front of the letter of transmittal.

                                          Very truly yours,
                                          Salt Holdings Corporation

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF SALT HOLDINGS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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